Exhibit 99.2

TAMM Oil and Gas Corp. Receives Updated Report with 2.33 Billion
Barrels Original Total Heavy Oil in Place

TAMM Oil and Gas Corp. ("TAMM") (OTC Bulletin Board: TAMO) announces that they have received an updated report from Chapman Petroleum Engineering Ltd. ("Chapman"), a petroleum engineering firm based in Calgary, Alberta that was commissioned by TAMM to issue a report for the determination of heavy oil in place for 35 sections of land for which TAMM has a 100% working interest. This report was issued to include the recent purchase of 14 sections of Petroleum and Natural Gas (P&NG) leases that TAMM purchased at an Alberta Crown sale. These 14 sections are adjacent to the 21 sections of Oil Sands leases that the corporation already holds.

With the new acquisition included, Chapman determined that the Mississippian-aged Lower Debolt and Elkton member zones for our 35 sections of land contain 2.33 billion barrels of original total heavy oil in place.

TAMM management plans to integrate these new lands into a program -- consisting of drilling, coring, and testing for primary production. This exploration program is currently planned for four to six wells for execution in the upcoming winter drilling season.

Please visit Tamm Oil and Gas Corp.'s website at http://www.tammoilandgas.com for more information on our holdings and operations.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on current expectations, assumptions, and estimates.

Words and phrases such as "believes", "expect", "anticipate", are intended to identify forward looking statements. Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether we will have sufficient financial resources to continue to meet our operational goals and future plans; and (b) the Report and its findings were not necessarily prepared in conformity with SEC disclosure principals or guidelines. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation or indication in any manner whatsoever of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company's filings with the Securities and Exchange Commission that contain important information regarding the Company's financial results, its future plans, and their limitations, and the risks involved with the Company's operations. The Company disclaims any responsibility to update forward looking statements made herein.